Exhibit 5.1

Glen Y. Sato

(650) 843-5502

gsato@cooley.com

April 23, 2010

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Dynavax Technologies Corporation, a Delaware corporation (the “Company”) of a Registration Statement on Form S-3/A (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale of securities of the Company issued pursuant to the Amended and Restated Purchase Option Agreement, dated as of November 9, 2009 (the “Purchase Option Agreement”), consisting of up to 14,076,420 shares of the Company’s common stock (the “Shares”) and warrants (the “Warrants”) to purchase up to 7,038,210 shares of the Company’s common stock (the “Warrant Shares”).

In connection with this opinion, we have examined the Purchase Option Agreement, the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws. We have obtained a certificate of an officer of the Company confirming receipt of full consideration for the issuance of the Common Shares. Further, we have examined the Registration Statement and related Prospectus and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that all individuals executing and delivering documents had the legal capacity to so execute and deliver.

Our opinion herein is expressed solely with respect to the federal laws of the United States, the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. With regard to our opinion regarding the Warrant Shares to be issued upon exercise of the Warrants after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400 WWW.COOLEY.COM

Dynavax Technologies Corporation

April 23, 2010

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, have been validly issued and are fully paid and nonassessable, (ii) the Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Glen Y. Sato
Glen Y. Sato

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400 WWW.COOLEY.COM